The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market. Inside information. Mechelen, April 29, 2021 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the three months ended March 31, 2021. HIGHLIGHTS ■ Continued robust commercial momentum in Q1 2021 notwithstanding a competitive market, having added 18,700 net new FMC customers to our "WIGO", "YUGO" and "KLIK" bundles, 9,000 net new broadband internet RGUs and 15,300 net organic mobile postpaid subscribers. ■ The fixed monthly ARPU per customer relationship reached €59.8 in Q1 2021, up 3% yoy, driven by a higher share of both higher-tier broadband and multiple-play customers in our overall customer mix and the benefit of certain price adjustments. ■ Launch of our new tailored FMC offers "ONE" and 'ONEup" during April 2021, breaking down the barriers between mobile and fixed data usage and replacing our former "WIGO" and "YUGO" bundles. ■ Q1 2021 revenue of €645.9 million, -1% yoy on both a reported and rebased(1) basis, reflecting a 9% decrease in our other revenue compared to the prior year period driven by significantly lower interconnect revenue following the COVID-19 pandemic. Excluding our other revenue, our rebased revenue grew moderately by just over 1% yoy and reflected a solid 2% growth in our cable subscription revenue, partly offset by lower usage-related mobile telephony revenue. ■ Net profit of €112.5 million in Q1 2021, -27% yoy, driven by significantly higher income tax expense relative the same period of last year. ■ Q1 2021 Adjusted EBITDA(2) of €334.2 million, -3% yoy, including changes to the IFRS accounting treatment of certain content-related costs for our premium entertainment packages and the Belgian football broadcasting rights because of changes related to the underlying contracts as of Q3 2020. On a rebased basis, our Q1 2021 Adjusted EBITDA increased almost 4% yoy driven by significantly lower direct costs as our Q1 2020 direct costs reflected the accelerated write-down of broadcasting rights due to the global COVID-19 pandemic. ■ Accrued capital expenditures(3) of €143.1 million in Q1 2021, -17% versus Q1 last year and approximately 22% of revenue. Excluding the recognition of certain football broadcasting rights and the temporary extension of both our 2G and 3G mobile spectrum licenses, our Q1 2021 accrued capital expenditures were €132.3 million, equivalent to approximately 20% of revenue. ■ Operating Free Cash Flow(4) of €201.9 million in Q1 2021, +15% yoy, mainly driven by substantially lower investments in Q1 2021. On a rebased basis and excluding the recognition of both football broadcasting rights and mobile spectrum licenses, as well as the impact of certain lease-related capital additions on our accrued capital expenditures, our Q1 2021 Operating Free Cash Flow was up just over 16% yoy. ■ Net cash from operating activities, net cash used in investing activities and net cash used in financing activities of €274.0 million, €120.1 million and €35.9 million, respectively, in Q1 2021. Our Adjusted Free Cash Flow(5) grew 49% yoy in Q1 2021 to €124.0 million. The strong growth in our Adjusted Free Cash Flow was driven by €9.7 million lower cash interest and derivative expenses following last year's refinancings and included a €1.7 million positive contribution from our vendor financing program. PRESS RELEASE First Quarter 2021 Results Continued robust operational performance in Q1 2021 with 9,000 net new broadband internet RGUs, 18,700 net new FMC customers and customer ARPU up 3% yoy. Solid financial quarterly performance with reported and rebased subscription revenue up 1% and rebased Adjusted EBITDA up 4%, notwithstanding a 27% net profit decline. On track to deliver on both our FY 2021 guidance and our 3-year Operating Free Cash Flow CAGR ambition.

■ FY 2021 outlook reiterated, despite an anticipated different year-on-year phasing in Q2 2021 versus the preceding quarter due to the year-on-year COVID-related impact on our (other) revenue, Adjusted EBITDA and accrued capital expenditures. In 2021, we expect both our revenue and Adjusted EBITDA(b) to return back to growth with a targeted rebased(a) growth of up to 1% and between 1-2%, respectively. We will also deliver healthy Adjusted Free Cash Flow(b, d) between €420.0 and €440.0 million for the FY 2021 despite a modest contraction in rebased Operating Free Cash Flow(b,c) in 2021 of around 1% on the back of higher targeted investments. With that, we still expect to deliver on the lower end of our 2018-2021 Operating Free Cash Flow(b, c) CAGR of between 6.5% to 8.0%. ■ The April 2021 Annual Shareholders' Meeting approved the payment of a gross dividend of €1.3750 per share. This dividend will be paid in early May and complements the intermediate dividend of the same size, which was paid in December 2020. With that, we will have returned a total gross dividend of €2.75 per share to shareholders (€300.2 million in aggregate), which is in line with our earlier communicated dividend floor and represents an increase of 47% compared to last year. (a) For purposes of calculating rebased growth rates on a comparable basis for the periods shown above, we have adjusted our historical revenue and Adjusted EBITDA to reflect the impact of the following transactions to the same extent revenue and adjusted EBITDA related to these transactions is included in our current results: (i) exclude the revenue and Adjusted EBITDA of our former Luxembourg cable subsidiary Coditel S.à r.l. (deconsolidated as of April 1, 2020) and (ii) reflect changes related to the IFRS accounting outcome of certain content rights agreements entered into during the third quarter of 2020. (b) Quantitative reconciliations to net profit (including net profit growth rates) and cash flows from operating activities for our Adjusted EBITDA, Operating Free Cash Flow and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period. (c) Excluding the recognition of the capitalized football broadcasting rights and mobile spectrum licenses and excluding the impact from certain lease-related capital additions on our accrued capital expenditures. (d) Assuming certain payments are made for the temporary prolongation of our current 2G and 3G mobile spectrum licenses in 2021, yet excluding payments on any future spectrum licenses as part of the upcoming multiband auction, and assuming the tax payment on our 2020 tax return will not occur until early 2022. TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 2

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 3

For the three months ended March 31,	2021	2020	Change %
FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)			
Revenue	645.9	653.0	(1)%
Operating profit	153.8	153.2	— %
Net profit	112.5	153.2	(27)%
Net profit margin	17.4 %	23.5 %	
Basic earnings per share	1.03	1.39	(26)%
Diluted earnings per share	1.03	1.39	(26)%
Adjusted EBITDA [(2)]	334.2	345.6	(3)%
Adjusted EBITDA margin %	51.7 %	52.9 %	
Accrued capital expenditures (excluding the recognition of football broadcasting rights and mobile spectrum licenses) [(3)]	132.3	170.2	(22)%
Accrued capital expenditures as % of revenue (excluding the recognition of football broadcasting rights and mobile spectrum licenses)	20.5 %	26.1 %	
Operating Free Cash Flow [(4)]	201.9	175.4	15 %
Net cash from operating activities	274.0	282.5	(3)%
Net cash used in investing activities	(120.1)	(117.4)	2 %
Net cash used in financing activities	(35.9)	(129.0)	(72)%
Adjusted Free Cash Flow [(5)]	124.0	83.4	49 %
OPERATIONAL HIGHLIGHTS (Total Services)			
Video	1,799,000	1,852,000	(3)%
Basic video [(6)]	110,500	147,400	(25)%
Enhanced video [(7)]	1,688,500	1,704,600	(1)%
Broadband internet [(8)]	1,706,100	1,672,500	2 %
Fixed-line telephony [(9)]	1,161,000	1,206,300	(4)%
Mobile telephony [(10)]	2,798,200	2,814,800	(1)%
Postpaid	2,441,600	2,387,600	2 %
Prepaid	356,600	427,200	(17)%
Triple-play customers	1,070,900	1,106,800	(3)%
Services per customer relationship [(11)]	2.28	2.29	— %
ARPU per customer relationship (€ / month) [(11)] [(12)]	59.8	58.3	3 %

Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated: "Yet again, I need to start our Q1 2021 introduction reflecting on exceptional circumstances as the COVID-19 pandemic is still ongoing. As a Company, we decided therefore to permanently implement a new homeworking policy where employees can work remotely up to 60% over a quarter. At the same time, we are planning to do a full refurbishment of our main headquarters in Mechelen. In relation to our financials, COVID-19 continued to have a negative impact on both interconnect and usage-related revenue due to changing digital customer behavior. As a result and because of the tough comparison with the same period of last year not fully impacted by the pandemic, we recorded a 1% reported and rebased top line decrease. Our core cable subscription revenue again proved resilient, up 2% year-on-year, partly offset by lower usage-related mobile telephony revenue. Operationally, we had another good quarter, with robust broadband net adds of 9,000, a 15% growth year-on- year of our FMC customer base to 660,500 and an increase in our fixed customer relationship ARPU of 3% year-on-year. We have now distributed 848,000 WiFi boosters, a year-on-year increase of 43%. This means that nearly 50% of our broadband internet customer base now enjoys the best in-home connectivity experience everywhere indoors. We also see more and more customers upgrading to higher tier speeds, as the weighted average download speed again increased 6% year-on-year to 215 Mbps on our Gigabit speed network. In an ever-changing world where technology and connectivity play a crucial role, we decided to reposition our Telenet brand. We believe in the positive power of technology. We are evolving from making things possible to making a real difference by taking up our role in society with both hands, with initiatives like "Essential Internet" and “The Digital Acceleration”, creating the technology that makes the world ready for tomorrow. In this context, we just launched a fully new converged product line-up “ONE”. With life becoming more and more digital, we expect more digital freedom as well. We want the possibility to connect on our own terms: where we want, when we want, and as much as we need. Telenet wants to support its customers in this need by changing its ‘one size fits all’ offer to a modular approach in which customers choose just what they need. "ONE" brings an end to the limits that held customers back as it is now one connection for a fixed price. Both fixed and mobile usage are covered, without any data usage restrictions1. This means the difference between WiFi and 4G disappears and makes room for one continuous internet experience, whether you’re inside or outside. The customer is left with only 3 decisions: speed (150 or 1000 Mbps at home, 30 Mbps or more on the go), the amount of family members that need a SIM card (this determines the price), and the choice to add a television product (2 options: an all-in with the well-known Telenet TV-box or a streaming-only option with the new flow-app). We are also further preparing our network infrastructure to be ready for tomorrow by selecting Ericsson, Nokia and Google Cloud as partners for the rollout of our 5G network. Ericsson will provide the RAN Equipment and Nokia will be the supplier for the core network, while we will be using Google Cloud, more specifically Anthos, in our data centers. And on the fixed side, as you know, discussions with Fluvius around the data network of the future are still ongoing and progressing in a constructive manner.To further execute our connected entertainment strategy, we expanded our investments in the Flemish media landscape and announced the 49% acquisition of Caviar Group. Caviar started as a Flemish production house and has grown into an international content studio active in producing TV content, fiction and advertising campaigns. Following the growth of the SBS channels and the creative success story of Woestijnvis, both full subsidiaries, we continue to strengthen the Flemish ecosystem with innovative partnerships. Our participation in Streamz (for 50%, with DPG Media) and the new national advertising company Ads & Data (for 44%, with Mediahuis and Proximus) are also part of our long-term strategy to develop more structural partnerships within the Flemish media sector. At yesterday’s AGM, the Board of Directors' proposal for the payment of the remaining gross dividend of €1.3750 per share (€150.2 million in total) was approved. The dividend will be paid next week on May 5, 2021 with the Telenet shares trading ex-dividend on Euronext Brussels as of May 3, 2021. Including the payment of this dividend, the total gross dividend paid equals €2.75 per share, or €300.2 million in aggregate, up 47% versus the dividend per share paid over the FY 2019 Adjusted Free Cash Flow. And finally, we reconfirm our outlook for 2021 as well as our medium-term Operating Free Cash Flow aspirations, with return to both rebased top line and EBITDA growth in 2021." 1 See conditions on our website: https://www2.telenet.be/nl/klantenservice/wat-is-onbeperkt-surfen/ TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 4

Commenting on the results, Erik Van den Enden, Telenet’s Chief Financial Officer, stated: "I'm pleased to see that, despite the challenges imposed by the COVID-19 pandemic, our business continues to be resilient and performing well. As John mentioned earlier, we had a strong operational quarter having added 9,000 net new broadband internet RGUs and 18,700 net new FMC customers. And I'm very much looking forward to the launch of our new tailored FMC line-up "ONE" and "ONEup", breaking the barriers in terms of mobile and fixed data usage and replacing our former "WIGO" and "YUGO" bundles. As part of our FY 2021 outlook, we intend to return back to top line growth on a rebased basis this year. As the first quarter of 2020 did not yet fully reflect the impact of the global COVID pandemic on our business, we faced a tougher revenue comparison base, hence leading to a modest 1% revenue decline on both a reported and rebased basis to €646 million. This included a 9% decrease in our other revenue compared to the prior year period on both a reported and rebased basis driven by significantly lower interconnect revenue following the COVID-19 pandemic. Excluding our other revenue, our rebased revenue grew moderately by just over 1% yoy and reflected a solid 2% growth in our cable subscription revenue, partly offset by lower usage-related mobile telephony revenue. Given the negative COVID-related impact on our revenue profile as of mid-March last year, we expect our revenue to rebound meaningfully in the second quarter, as embedded in our FY 2021 outlook. For the first three months of the year, we generated Adjusted EBITDA of €334 million, representing a 3% year- on-year decrease. This mainly reflected changes to the IFRS accounting treatment of certain content-related costs for our premium entertainment packages and the Belgian football broadcasting rights because of changes related to the underlying contracts as of Q3 2020. On a rebased basis, our Q1 2021 Adjusted EBITDA increased almost 4% yoy driven by significantly lower direct costs as our Q1 2020 direct costs reflected the accelerated write-down of broadcasting rights due to the global COVID-19 pandemic. The latter resulted in substantially lower direct costs in Q2 2020 and therefore we expect to face a tougher Adjusted EBITDA comparison base in the second quarter. Turning to Operating Free Cash Flow, which is one of our key financial metrics and which has been our north star for the 2018-2021 financial plan, we delivered a strong performance with Operating Free Cash Flow up 15% year-on-year in Q1 2021 to €202 million. This reflected substantially lower investments in Q1 2021. On a rebased basis and excluding the recognition of both football broadcasting rights and mobile spectrum licenses, as well as the impact of certain lease-related capital additions on our accrued capital expenditures, our Q1 2021 Operating Free Cash Flow was up just over 16% year-on-year. In line with the aforementioned phasing in our Adjusted EBITDA in Q2 2021, we expect a similar reversed trend in our Operating Free Cash Flow in the second quarter. As a result of the COVID-19 pandemic, our Q2 2020 accrued capital expenditures substantially decreased to around 20% of revenue. We do therefore expect much higher investments in the second quarter relative to the prior year period, negatively impacting our Operating Free Cash Flow. Our Adjusted Free Cash Flow reached €124 million in Q1 2021, marking a 49% increase versus the prior year period. The strong growth in our Adjusted Free Cash Flow was driven by €10 million lower cash interest and derivative payments following last year's refinancings and included a nearly €2 million positive contribution from our vendor financing program. This puts us well on track to deliver on our FY 2021 guidance despite an expected lower Adjusted Free Cash Flow performance in the second quarter as a result of both our annual cash tax payment and a lower Operating Free Cash Flow performance. Having delivered a solid financial performance in the first quarter, we are on track to deliver against our FY 2021 objectives as presented in February 2021. This includes a further execution on our shareholder remuneration policy as updated in October last year. Next week, we'll pay the remaining gross dividend of €1.3750 per share as a complement to the intermediate dividend of the same size which was paid in December 2020. With that, we will have returned a total gross dividend of €2.75 per share, which is up 47% from last year's level."

1 Operational highlights IMPORTANT REPORTING CHANGES: Merger between SFR-Coditel and Eltrona: On April 1, 2020, we divested our wholly-owned Luxembourg cable subsidiary Coditel S.à r.l. to Eltrona and acquired a 34% stake in the latter from Post Luxembourg. Following these transactions, we now hold a 50% minus 1 share ownership in Eltrona, the largest cable operator in Luxembourg. As of April 1, 2020, SFR-Coditel is no longer consolidated in our operational and financial results. Consequently, we removed 47,700 homes passed, 9,500 customer relationships and 18,500 RGUs (video: 9,200 RGUs, broadband: 5,500 RGUs and fixed-line telephony: 3,800 RGUs) from our consolidated subscriber counts as presented below and under 4. Consolidated interim operating statistics. 1.1 Multiple-play OVERVIEW & MULTIPLE-PLAY At March 31, 2021, we served 2,043,600 unique customer relationships, which represented approximately 60% of the 3,381,300 homes passed by our leading hybrid fiber coaxial ("HFC") network across our Flemish and Brussels footprint. Our cable network consists of a dense fiber backbone with local loop coaxial cable connections and spectrum of up to 1.2 GHz. Through both EuroDocsis 3.0 and 3.1 technologies, we offer data download speeds of up to 1 gigabit per second ("Gbps") across our entire footprint, reaffirming our leading market position as the fastest internet service provider. At March 31, 2021, we provided 4,666,100 fixed services ("RGUs") consisting of 1,799,000 video, 1,706,100 broadband internet and 1,161,000 fixed-line telephony subscriptions. Our March 31, 2021 subscriber numbers excluded our former SFR-Coditel customers due to the merger with the Luxembourg cable operator Eltrona as mentioned above. Within our video mix, approximately 94% of our video subscribers have upgraded to the higher ARPU enhanced video platform at March 31, 2021, leaving just 110,500 analog TV subscribers who will largely be converted to digital by the end of 2021 as part of our "Signal Switch" campaign. Enhanced video subscribers enjoy an enriched TV experience with unrestricted access to a wider range of digital, HD and pay television sports, series and movies channels, a vast library of domestic and international video-on-demand ("VOD") content and our over-the-top ("OTT") platform "Yelo Play". At March 31, 2021, we also served 2,798,200 mobile subscribers, of which approximately 87% are subscribed to one of our attractive mobile or fixed mobile converged ("FMC") rate plans. We reached a bundling rate of 2.28 fixed RGUs per unique customer relationship at the end of Q1 2021, which was broadly stable compared to the prior year period. Approximately 33% of our cable customers subscribed to a quadruple-play bundle at March 31, 2021 (excluding mobile subscriptions under the BASE brand), a 2 percentage point increase compared to last year, which underlines the continued appetite of consumers and businesses for our multiple-play value propositions. Our FMC customer base, which represents the sum of our "WIGO", "YUGO" and "KLIK" propositions, reached 660,500 subscribers, up 15% year-on-year. In Q1 2021, we added another 18,700 net new FMC subscribers. The lower run rate compared to preceding quarters is partly related to lower fixed term promotions in the quarter. In these changing times, we want to support our customers more than ever in their digital needs. With the launch of our brand new FMC bundle product line, called "ONE", we break down the limits that customers have been confronted with until today. We are abandoning the 'one size fits all' idea behind the current bundles, and are opting for a modular approach in which customers choose what they need. Customers can now have mobile and fixed internet without data limits, and the distinction between consumption via 4G and Wifi has disappeared.Customers can make three choices: (i) what speed they want at home (150 or 1000 Mbps) and outdoors (30 Mbps or more), (ii) how many SIM cards they need and (iii) whether they still want television and if so, how they want to watch-- either via the Telenet TV box or via the new Flow app. Each customer who is a part of ONE receives an extra data SIM card, which can be inserted in a tablet, but also fits perfectly in a Minimodem. With this new device, customers can create a personal hotspot for up to ten devices anytime, anywhere. TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 6

ARPU PER CUSTOMER RELATIONSHIP The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our core operating statistics as we seek to obtain a larger share of our customers' telecommunication and entertainment spending. In Q1 2021, the monthly ARPU per customer relationship reached €59.8, representing a solid 3% increase compared to the prior year period. Growth in the ARPU per customer relationship was underpinned by (i) a greater share of higher-tier broadband subscribers in our mix, (ii) the favorable impact of the October 2020 price adjustment, (iii) a higher proportion of multiple-play subscribers and (iv) a relatively lower proportion of bundle discounts (including fixed-term promotions). The year-on-year trend in the ARPU per customer relationship is also no longer distorted by the bundle revenue allocation, which changed as of Q1 2020. 1.2 Broadband internet At March 31, 2021, we served 1,706,100 broadband internet subscribers, including the removal of 5,500 RGUs in Q2 2020, following the merger of Coditel S.à r.l. with Luxembourg cable operator Eltrona. The positive evolution in our net broadband subscriber growth further continued in Q1 2021, attracting 9,000 net new subscribers. Similarly to Q4 2020, this was equally driven by both the consumer and the B2B segment with 4,900 and 4,100 net additions respectively. This again confirms that the ongoing COVID-19 pandemic is driving customer demand for reliable high-speed connectivity solutions. Given the capabilities of our 1 Gbps HFC network across our entire footprint, we're well positioned for the future. Annualized churn continued its declining trend from 8.3% in Q1 2020 to 8.0% in Q1 2021 and improved 50 basis points compared to Q4 2020. In Q1 2021, we distributed another 62,000 WiFi-boosters in order to maximize the in-home connectivity customer experience. This brings the total installed base to 848,000 customers who are equipped with our in- home plug-and-play connectivity solution, up 43% compared to Q1 2020. This equals approximately 50% of our broadband customer base compared to approximately 36% a year ago. As mentioned above, we now commercialize data download speeds of 1 Gbps across our entire footprint through the "GIGA Speedboost" option for an additional €15 per month. Our Gigabit Speedboost customer base at March 31, 2021 grew 9% compared to the preceding quarter. The weighted average data download speed across our broadband subscriber base further increased to 215 Mbps at March 31, 2021, up from 202 Mbps in Q1 last year, underpinning continued customer appetite across both residential and business segments for reliable high- speed broadband access. Moreover, the proportion of customers with access to 300 Mbps download speeds or higher was 44% in Q1 2021, an increase of 5 percentage points compared to the same period last year. 1.3 Fixed-line telephony At March 31, 2021, we served 1,161,000 fixed-line telephony subscribers, representing a 4% decrease compared to the same period of last year, reflecting an overall declining market trend and the removal of 3,800 RGUs following the aforementioned merger of our Luxembourg cable business with Eltrona. Relative to December 31, 2020, our fixed-line telephony subscriber base contracted by 10,800 RGUs on a net organic basis in Q1 2021, which marked a modestly improved trend relative to the preceding quarter. Annualized churn for our fixed-line telephony service reached 9.4% in Q1 2021 and was broadly stable compared to the same period of last year. TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 7

1.4 Mobile telephony Our mobile telephony subscriber base, which excludes subscribers under our commercial wholesale partnerships and our SME customers, totaled 2,798,200 subscribers at the end of Q1 2021, including 2,441,600 postpaid subscribers. The remaining 356,600 mobile subscribers are prepaid subscribers under the BASE brand. The growth of our mobile postpaid subscriber base modestly slowed down in Q1 2021 to 15,300 net organic SIMs as a result of a lower level of cross-selling via our FMC bundles and the impact of the COVID-related measures on our retail channels resulting in generally less footfall. Our prepaid subscriber base decreased by 25,200 SIMs in Q1 2021, impacted by significantly less footfall in our retail stores because of the third lockdown related to COVID-19. 1.5 Video TOTAL VIDEO At March 31, 2021, our total basic and enhanced video customer base reached 1,799,000 RGUs and included the removal of 9,200 video subscribers following the merger of SFR-Coditel with Eltrona. This represented a net organic loss of 12,700 video subscribers during Q1 2021. This net loss excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their video service or moving out of our service footprint. Within the mix of video subscribers, the proportion of analog basic TV subscribers continued to contract, reaching 110,500 at March 31, 2021. In October 2019, we launched our "Signal Switch" campaign in order to prepare for the switch-off of both the analog radio and video signals by the end of 2021. This will free up capacity on the network for the ever-increasing digital traffic. After a temporary pause of this project related to COVID-19, it has been relaunched again in the course of Q1 2021. ENHANCED VIDEO At March 31, 2021, 1,688,500 of our video customers had upgraded to our higher ARPU enhanced video services, enabling them to enjoy an enriched TV experience, including free and unrestricted access to our “Yelo Play” app, through which they can enjoy a unique content experience on multiple connected devices in the home and out-of-home. This features our latest digital TV platform, including our next-generation cloud- based set-top box with voice recognition capabilities, which we launched at the end of April 2019. The Telenet TV app is also available on Apple TV and Android TV since mid-December 2020. Through this media box, customers can transfer their familiar television experience to a second television screen anywhere in the European Union and without an additional decoder. Our enhanced video customer base in Q1 2021 modestly increased by 500 net RGUs, marking a recovery compared to preceding quarters. The extension of the year- end promotional campaign and the COVID19 positive effect on cord shaving created an upside versus Q4 2020. This was supported by the acceleration of the analogue switch-off project. Mid-September 2020, we launched "Streamz": A unique streaming service of DPG Media and Telenet, in which we hold a 50% share. Consequently, neither the operational nor the financial results of the joint venture itself are consolidated into our accounts. As we offer both "Streamz" and "Streamz+" directly to customers through our digital TV platform, we will continue to include the number of premium entertainment customers to whom we directly serve. The revenue generated by these direct premium entertainment subscribers is unaffected and remains within our video subscription revenue, while the content-related costs are accounted for as direct costs (programming-related expenses) and hence impacting our Adjusted EBITDA. We refer to 2. Financial Highlights for additional information. Due to the launch of the "Streamz" streaming service, we introduced a new "Streamz+" product and rebranded the former "Play" product into "Streamz" alongside "Play More", which continues to exist. We believe our joint OTT platform is uniquely positioned, combining the best locally produced series of all local broadcasters VTM, Play and Eén, supplemented with must-see international content from HBO, in addition to an extensive kids zone, films and documentaries. Streamz is available to everyone through the Streamz app, online at Streamz.be and through our digital TV platform. The total number of customers subscribing to premium entertainment packages "Streamz", "Streamz+" and "Play More" was 405,900 at the end of Q1 2021, which marked a modest contraction relative to year-end 2020 caused by certain delays in the release of new blockbuster movies and series due to COVID-19. TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 8

At the end of Q1 2021, we had 221,600 "Play Sports" customers, which was broadly stable compared to December 31, 2020. "Play Sports" continues to broadcast both domestic and international football competitions, such as the English Premier League exclusively, and via the Eleven Sports channels: the Belgian Jupiler League, La Liga, Serie A and Bundesliga 1. Other sports, such as cyclo-cross, basketball, hockey, tennis, golf and motor sports, are also included in our broad sports offering. During the first quarter, we launched "Play Sports Open", a new linear channel in our basic TV offering. Play Sports Open offers all Telenet TV customers a selection of matches from different competitions, including Premier League, European League, Eredivisie, ATP and WTA Tennis, Belgian Hockey and Basketball, Cyclo-cross, Formula 1 and MXGP. The package also includes proprietary programs and documentaries. TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 9

2 Financial highlights IMPORTANT REPORTING CHANGES: Rebased growth: For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to reflect the impact of the following transactions, to the same extent revenue and Adjusted EBITDA related to these transactions is included in our current results: (i) exclude the revenue and Adjusted EBITDA of our former Luxembourg cable subsidiary Coditel S.à r.l. (deconsolidated as of April 1, 2020) and (ii) reflect changes related to the IFRS accounting outcome of certain content rights agreements entered into during the third quarter of 2020. See Definitions for more disclosures. For more information regarding the variance between our reported and rebased financial results, we refer to the Appendix in this press release. Accounting framework Streamz joint venture and Belgian football broadcasting rights: Mid-September, we launched "Streamz": A unique streaming service of DPG Media and Telenet, in which we have a 50% shareholding. Consequently, neither the operational nor the financial results of the joint venture itself are consolidated into our accounts. As we offer both "Streamz" and "Streamz+" directly to customers through our digital TV platform, we will continue to include the number of premium entertainment customers to whom we directly serve. The revenue generated by these direct premium entertainment subscribers is unaffected and remains within our video subscription revenue, while the content-related costs are accounted for as direct costs (programming-related expenses) and hence impacting our Adjusted EBITDA. In August 2020, we signed a five-year agreement with Eleven Sports for the broadcasting of the Belgian football league. Unlike the previous contract, the cost of the new Belgian football contract will be accounted for as a direct cost (programming-related expenses) and hence impacting our Adjusted EBITDA. Both changes have started to impact our (operating) expenses and Adjusted EBITDA as of the third quarter of 2020. We provide rebased year-on-year changes in order to allow both investors and analysts to assess our financial performance on a like-for-like basis. For more information regarding the variance between our reported and rebased financial results, we refer to the Appendix in this press release. 2.1 Revenue We generated revenue of €645.9 million in Q1 2021, which represented a modest decline of 1% versus €653.0 million of revenue we generated in Q1 last year. As mentioned above, last year's first quarter revenue still included the contribution of our Luxembourg cable subsidiary Coditel S.à r.l., which has been merged into Eltrona on April 1, 2020 and in which we hold a 50% minus 1 share shareholding. As such, we no longer consolidate its results as of Q2 2020. Also importantly to note for comparison basis is that Q1 2020 was not yet fully impacted by the global COVID-19 pandemic as it only started to affect our (other) revenue as of mid- March 2020. Our rebased Q1 2021 revenue decreased nearly 1% (-0.8%) compared to the same period of last year. Relative to Q1 2020, our other revenue fell 9% in the first quarter of the year driven by significantly lower interconnect revenue following the COVID-19 pandemic. Excluding our other revenue, our rebased revenue for the three months ended March 31, 2021 grew moderately by just over 1% (+1.2%) year-on-year. Our subscription business, which includes both our cable and mobile subscription revenue, has again proven resilient with both reported and rebased revenue up 1% year-on-year. This positive trend was driven by over 1% growth on a reported basis and nearly 2% rebased growth in our cable subscription revenue driven by (i) continued solid momentum for our FMC bundles in both the residential and the business segments, (ii) the uptiering of broadband customers to higher speed bundles and (iii) the benefit of the October 2020 rate adjustment. This positive trend was partially offset by lower year-on-year usage-related mobile telephony revenue due to the impact of the COVID-19 pandemic which only had a limited impact on last year's quarterly revenue. Also, our business services activity performed well in the first quarter with both reported and rebased revenue up over 3%, as discussed further below. TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 10

VIDEO Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which primarily includes (i) recurring set-top box rental fees, (ii) fees for supplemental premium content offerings, including our subscription VOD packages “Streamz”, "Streamz+" “Play More” and “Play Sports” and (iii) transactional and broadcasting-on-demand services. Our Q1 2021 video revenue amounted to €142.7 million, representing a 1% decrease compared to Q1 2020 on a reported basis. On a rebased basis, which excludes the inorganic impact from the sale of our Luxembourg cable business in April 2020, our video revenue was broadly stable year-on-year. This reflected the impact of the COVID-19 pandemic on our pay television sports offerings and lower transactional video-on-demand revenue caused by certain delays in the release of new blockbuster movies and series, which was offset by the benefit from the October 2020 price adjustment. BROADBAND INTERNET The revenue generated by our residential and small business broadband internet RGUs totaled €168.4 million in Q1 2021, up 5% compared to last year's Q1, both on a reported and rebased basis. This robust year-on-year performance reflected (i) higher SOHO B2B-related broadband revenue driven by strong "KLIK" FMC bundle sales, (ii) the benefit from the October 2020 price adjustment, (iii) the continued uptiering of our broadband internet customer base and (iv) the continued solid trend in our operational performance. FIXED-LINE TELEPHONY Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnect revenue generated by these customers, which is reported under other revenue. For the three months ended March 31, 2021, our fixed-line telephony revenue fell 3% year-on-year to €55.3 million. On a rebased basis, our fixed-line telephony revenue decreased 2% in the first quarter, mainly reflecting lower average RGUs over the period, which more than offset the favorable impact of the October 2020 price adjustment and higher usage related to COVID-19. MOBILE TELEPHONY Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers and out-of-bundle revenue, but excludes (i) the interconnect revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs, which are all recorded in other revenue. In Q1 2021, we generated mobile telephony revenue of €111.7 million, representing a year-on-year decrease of almost 2% on both a reported and rebased basis. The decrease was mainly attributable to (i) lower out-of-bundle revenue generated by our mobile subscribers in excess of their monthly bundle on the back of our improved "WIGO" quad-play bundles and the customer behavior shift to over-the-top communication platforms using WiFi instead of the traditional mobile cellular network related to the COVID-19 impact (homeworking), (ii) lower prepaid revenue following a continued decline in the number of prepaid subscribers and reduced top-ups as a result of the COVID-19 pandemic and (iii) higher bundle-related discounts following the success of our quad-play "WIGO" propositions. BUSINESS SERVICES The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) mobile telephony revenue generated by our SME customers, (iii) our carrier business and (iv) value-added services such as network hosting and managed data security. Revenue generated by our business customers on all coax-related products, such as our flagship "KLIK" bundle, is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division. Telenet Business generated revenue of €51.3 million for the three months ended March 31, 2021, representing a 3% year-on-year increase on a reported and rebased basis. The increase was mainly driven by higher voice, video, data and security revenue following Telenet Business's renewed December 2020 partnership with the local ICT integrator Connectify, which more than offset lower mobile data usage revenues for SME due to COVID-19 and lower interconnect revenue given the declining trend in traditional SMS usage. TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 11

OTHER Other revenue primarily includes (i) interconnect revenue from both our fixed-line and mobile telephony customers, (ii) advertising and production revenue from our wholly-owned media subsidiary De Vijver Media NV, (iii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iv) wholesale revenue generated through both our commercial and regulated wholesale businesses, (v) product activation and installation fees and (vi) set-top box sales revenue. Our other revenue reached €116.5 million in Q1 2021, a year-on-year decline of 9% on both a reported and rebased basis as the prior year quarter only partially reflected the impact of the global COVID-19 pandemic as of mid-March. Our other revenue in Q1 2021 included significantly lower interconnect revenue, primarily due to lower SMS traffic and decreased roaming visitors revenue as a result of COVID-19, which more than offset continued growth in our commercial and regulated wholesale business and modestly higher handset- related revenue. In Q1 2021, our advertising and production revenue was stable year-on-year with a substantially lower revenue contribution in Q2 2020 as a result of the COVID-19 pandemic. 2.2 Expenses For the three months ended March 31, 2021, we incurred total expenses of €492.1 million, representing a 2% decrease compared to the prior year period. Our total expenses in Q1 2020 included a full quarter contribution from our Luxembourg cable business and a €9.2 million accelerated amortization of broadcasting rights given the halt of all major sports events due to the COVID-19 pandemic. Total expenses represented approximately 76% of revenue in Q1 2021 (Q1 2020: approximately 77%). Cost of services provided as a percentage of revenue represented approximately 50% for Q1 2021 (Q1 2020: approximately 57%), while selling, general and administrative expenses represented approximately 26% of our total revenue in Q1 2021 (Q1 2020: approximately 20%). Our operating expenses, which include our (i) network operating expenses, (ii) direct costs, (iii) staff-related expenses, (iv) sales and marketing expenses, (v) outsourced labor and professional services and (vi) other indirect expenses, increased just over 1% on a reported basis for the three months ended March 31, 2021 and reflected changes to the IFRS accounting treatment of certain content-related costs for our premium entertainment packages and the Belgian football broadcasting rights because of changes related to the underlying contracts (see 2 Financial highlights for additional information). On a rebased basis, our Q1 2021 operating expenses decreased well over 5% compared to the prior year period. This was predominantly driven by a 16% rebased decrease (€24.4 million) in our direct costs, as described further below. Higher staff- related expenses in the quarter were more than offset by (i) 25% lower costs related to outsourced labor and professional services and a (ii) 4% reduction in sales and marketing expenses, both on a rebased basis, as described further below. NETWORK OPERATING EXPENSES Network operating expenses for the three months ended March 31, 2021 were €57.7 million, an increase of over 6% year-on-year (+5% on a rebased basis). This increase relates to a greater proportion of technical customer visits, reflecting an increase in homeworking as a result of the COVID-19 pandemic, as well as the resumption of our analog Signal Switch program, as mentioned above. DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER) Our direct costs include all of our direct expenses such as (i) programming and copyright costs, including, as of Q3 2020, costs related to the purchase of content for our "Streamz", "Streamz+" and "Play More" packages, as well as the costs related to the Belgian football broadcasting rights, (ii) interconnect costs and (iii) handset sales and subsidies. For the three months ended March 31, 2021, our direct costs were €128.6 million, a 1% decrease compared to Q1 2020. On a rebased basis, our direct costs in the quarter decreased 16% year-on-year due to significantly lower interconnect and roaming expenses, as well as lower programming costs compared to Q1 2020 which included the aforementioned accelerated write-down of broadcasting rights given the halt of all major sports events due to the COVID-19 pandemic. TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 12

STAFF-RELATED EXPENSES Staff-related expenses in Q1 2021 were €71.2 million, which represented an increase of 4% compared to the prior year period on both a reported and rebased basis. This reflected a higher average headcount and the effect of the mandatory wage indexation as of early 2021. SALES AND MARKETING EXPENSES Our sales and marketing expenses for the three months ended March 31, 2021 were €19.3 million representing a 9% year-on-year decrease due to the impact of COVID-19 on our marketing and retail activity. On a rebased basis, sales and marketing expenses in Q1 2021 decreased 4% year-on-year, largely for the same reason. OUTSOURCED LABOR AND PROFESSIONAL SERVICES Costs related to outsourced labor and professional services were €7.1 million in Q1 2021, a 25% decrease both on a reported and rebased basis, demonstrating our continued focus on tight cost control. OTHER INDIRECT EXPENSES Other indirect expenses reached €27.8 million for the three months ended March 31, 2021, representing a 19% increase compared to the prior year period. On a rebased basis, other indirect expenses were up 18% year-on-year due to higher outsourced call center costs triggered by COVID-19 regulation requiring mandatory homeworking and an increase in bad debt provisions. DEPRECIATION, AMORTIZATION AND RESTRUCTURING, INCL. IMPAIRMENT OF LONG-LIVED ASSETS AND GAIN ON DISPOSAL OF ASSETS Depreciation and amortization, including impairment of long-lived assets, gain on disposal of assets and restructuring charges, reached €175.9 million in Q1 2021 compared to €189.5 million for the prior year period which included the aforementioned €9.2 million accelerated amortization of broadcasting rights given the halt of all major sports events due to the COVID-19 pandemic. 2.3 Net result FINANCE INCOME AND EXPENSES For the three months ended March 31, 2021, net finance expense totaled €1.9 million compared to net finance income of €5.8 million in Q1 2020. Finance income in Q1 2021 increased 2% year-on-year from €152.0 million in Q1 last year to €155.5 million, which included a non-cash gain on our derivatives of €155.2 million and €151.9 million in Q1 2021 and 2020, respectively. Finance expense for the three months ended March 31, 2021 increased 8% to €157.4 million from €146.2 million in Q1 2020. Finance expense for Q1 2021 included a €110.5 million non-cash foreign exchange loss on our USD-denominated debt versus €68.9 million in the comparable period last year. As detailed under 2.8 Debt profile, cash balance and net total leverage ratio, our USD-denominated debt has been hedged until the respective maturity dates, hence minimizing the impact of foreign exchange fluctuations on our cash flows. Excluding this impact, our net interest expense in Q1 2021 decreased 21%, reflecting the benefit of certain refinancing transactions in the first half of 2020. INCOME TAXES We recorded income tax expense of €38.5 million for the three months ended March 31, 2021 compared to €6.2 million in Q1 2020. Our Q1 2020 income tax expense was favorably impacted by the recognition of the innovation income tax deduction, including a one-time effect of deductions related to prior periods. NET PROFIT We realized a net profit of €112.5 million for the three months ended March 31, 2021 compared to €153.2 million in the prior year period. The 27% decrease in our net profit was primarily driven by significantly higher income tax expense as mentioned above. In Q1 2021, we achieved a net profit margin of 17.4% compared to 23.5% in Q1 last year. TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 13

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 14

2.4 Adjusted EBITDA

For the three months ended March 31, 2021, we achieved Adjusted EBITDA of €334.2 million, which represented a decline of just over 3% versus the €345.6 million we delivered in Q1 2020. This was mainly driven by (i) the aforementioned changes to the IFRS accounting outcome of certain content-related costs for our premium entertainment packages and the Belgian football broadcasting rights because of changes related to the underlying contracts (see 2 *Financial highlights* for more information) and (ii) the divestment of our Luxembourg cable business into Eltrona as mentioned earlier. In Q1 2021, we achieved an Adjusted EBITDA margin of 51.7% compared to 52.9% in Q1 2020.

On a rebased basis, excluding these impacts, our Adjusted EBITDA increased nearly 4% (+3.9%) in Q1 2021 driven by (i) a 16% decline in our direct costs, including the aforementioned accelerated write-down of broadcasting rights in Q1 2020 given the halt of all major sports events due to the COVID-19 pandemic, (ii) 25% lower costs related to outsourced labor and professional services and (iii) a 4% reduction in sales and marketing expenses, each as further described in Section 2.2 *Expenses*. On a rebased basis, we succeeded in expanding our Q1 2021 Adjusted EBITDA margin by 230 basis points versus Q1 last year.

In line with our FY 2021 outlook, we anticipate a reversed trend in our Adjusted EBITDA in the second quarter as the prior year period reflected significantly lower programming costs, due to the accelerated write-down of broadcasting rights in Q1 2020 as a result of the global COVID-19 pandemic, as well as much lower sales and marketing expenses in Q2 2020.

Exhibit 1: Reconciliation between profit for the period and Adjusted EBITDA (unaudited)

(€ in millions)	For the three months ended March 31,		
	2021	2020	Change %
Profit for the period	**112.5**	**153.2**	**(27)%**
Income tax expense	38.5	6.2	521 %
Share of the result of equity accounted investees	0.9	(0.4)	N.M.
Net finance expense (income)	1.9	(5.8)	N.M.
Depreciation, amortization, impairment and gain on disposal of assets	175.4	188.5	(7) %
EBITDA	**329.2**	**341.7**	**(4)%**
Share based compensation	3.9	1.8	117 %
Operating charges related to acquisitions or divestitures	2.6	1.1	136 %
Restructuring charges	0.5	1.0	(50) %
Measurement period adjustments related to business acquisitions	(2.0)	—	100%
Adjusted EBITDA	**334.2**	**345.6**	**(3)%**
Adjusted EBITDA margin	51.7 %	52.9 %	
Net profit margin	17.4 %	23.5 %	

N.M. - Not Meaningful

2.5 Capital expenditures

Accrued capital expenditures for the three months ended March 31, 2021 reached €143.1 million, a decrease of 17% versus the same period of last year and equivalent to approximately 22% of revenue over the period. Our Q1 2021 accrued capital expenditures included the impacts of (i) the temporary six-month extension of both our 2G and 3G mobile spectrum licenses, awaiting the upcoming multiband spectrum auction which is due to commence either late 2021 or early 2022, (ii) the impact of the Streamz premium entertainment joint venture as discussed under 2. *Financial Highlights*, (iii) the divestiture of our former Luxembourg cable business (deconsolidated as of April 1, 2020), and (iv) the recognition of certain football broadcasting rights in the first quarter of 2021.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 15

Excluding the recognition of certain football broadcasting rights and the aforementioned mobile spectrum licenses from our accrued capital expenditures, consistent with the basis for the calculation of our Operating Free Cash Flow as discussed further below, our Q1 2021 accrued capital expenditures were €132.3 million, equivalent to approximately 20% of revenue, and representing a 22% year-on-year decrease. We expect this declining trend in our investment levels to reverse in the second quarter as our accrued capital expenditures in Q2 last year reflected the impact of the global COVID-19 pandemic and hence represented a much lower run rate.

Capital expenditures related to customer premises equipment, which includes our spending on set-top boxes, modems and WiFi powerlines represented €24.7 million in Q1 2021. This 17% year-on-year decrease is largely attributable to the COVID-19 pandemic. Capital expenditures related to customer premises equipment for the three months ended March 31, 2021 represented approximately 19% of our total accrued capital expenditures (excluding the recognition of certain football broadcasting rights and the aforementioned mobile spectrum licenses).

Accrued capital expenditures for network growth and upgrades amounted to €13.8 million in Q1 2021, marking a 39% decrease compared to the prior year period and predominantly reflected the completion of both our fixed and mobile network infrastructure improvement programs as well as, to a lesser extent, the impact of COVID-19 on our field operations. For the three months ended March 31, 2021, network-related capital expenditures represented approximately 10% of total accrued capital expenditures (excluding the recognition of certain football broadcasting rights and the aforementioned mobile spectrum licenses).

Capital expenditures for products and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, amongst others, totaled €48.6 million in Q1 2021. This represents a strong 35% year-on-year increase, reflecting higher spending on our IT upgrade program. Capital expenditures for products and services represented approximately 37% of total accrued capital expenditures for three months ended March 31, 2021 (excluding the recognition of certain football broadcasting rights and the aforementioned mobile spectrum licenses).

The remainder of our accrued capital expenditures includes (i) refurbishments and replacements of network equipment, (ii) sports and programming acquisition costs, including certain content acquired by De Vijver Media, (iii) certain recurring investments in our IT platform and systems and (iv) lease-related capital additions. These reached €56.0 million for the three months ended March 31, 2021, representing a 34% decrease compared to the same period of last year.

The above implies that approximately 66% of our accrued capital expenditures for the three months ended March 31, 2021 (excluding the recognition of certain football broadcasting rights and the aforementioned mobile spectrum licenses) were scalable and subscriber growth related. We continue to closely monitor our capital expenditures in order to drive incremental returns.

Exhibit 2: Reconciliation between accrued capital expenditures and cash capital expenditures (unaudited)

(€ in millions)	For the three months ended March 31, 2021	2020	Change %
Accrued capital expenditures	**143.1**	**172.7**	**(17)%**
Assets acquired under capital-related vendor financing arrangements	(11.8)	(29.8)	(60) %
Assets acquired under lease agreements	(5.2)	(27.1)	(81) %
Changes in current liabilities related to capital expenditures	(6.7)	1.7	N.M.
Cash capital expenditures	**119.4**	**117.5**	**2 %**

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 16

2.6 Operating Free Cash Flow

We yielded an Operating Free Cash Flow of €201.9 million for the three months ended March 31, 2021 compared to €175.4 million in Q1 2020. The robust 15% year-on-year increase was mainly driven by significantly lower accrued capital expenditures in Q1 2021 versus the same period of last year. On a rebased basis and excluding the recognition of both football broadcasting rights and mobile spectrum licenses, as well as the impact of certain lease-related capital additions on our accrued capital expenditures,consistent with the basis of our 2018-2021 Operating Free Cash Flow CAGR guidance, our Q1 2021 Operating Free Cash Flow was up just over 16% year-on-year. This represented a solid head start to the year. As mentioned above, we expect the year-on-year trend in both our Adjusted EBITDA and accrued capital expenditures to reverse in the second quarter given the impact of the global COVID-19 pandemic on our financial profile in Q2 2020. Consequently, we anticipate a much weaker Operating Free Cash Flow in Q2, as embedded in our FY 2021 outlook.

Exhibit 3: Reconciliation to Operating Free Cash Flow (unaudited)

(€ in millions)	For the three months ended March 31,		
	2021	2020	Change %
Adjusted EBITDA	**334.2**	**345.6**	**(3)%**
Accrued capital expenditures	(143.1)	(172.7)	(17)%
Recognition of football broadcasting rights	2.4	2.5	(4)%
Recognition of mobile spectrum licenses	8.4	—	100%
Accrued capital expenditures excluding recognition of football broadcasting rights and mobile spectrum licenses	**(132.3)**	**(170.2)**	**(22)%**
Operating Free Cash Flow	**201.9**	**175.4**	**15 %**

2.7 Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES

For the three months ended March 31, 2021, our operations yielded €274.0 million of net cash compared to the €282.5 million we generated during the prior year period. The net cash from our operating activities in Q1 2021 included the impact of the divestiture of our former Luxembourg cable business (deconsolidated as of April 1, 2020). Our net operating cash flow decreased 3% year-on-year as €9.7 million lower cash interest and derivative expenses following last year's refinancing transactions were more than offset by (i) the aforementioned decline in our Adjusted EBITDA and (ii) higher expenses financed by an intermediary under our vendor financing program. See 2.8 *Debt profile, cash balance and net leverage ratio* for additional disclosure.

NET CASH USED IN INVESTING ACTIVITIES

We used €120.1 million of net cash in investing activities for the three months ended March 31, 2021 compared to €117.4 million in Q1 2020. The 2% increase in our net cash used in investing activities reflected the aforementioned temporary six-month extension of both our 2G and 3G mobile spectrum licenses for an aggregate amount of €8.4 million, which we paid in the first quarter.

We utilize a vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During Q1 2021, we acquired €11.8 million of assets through capital-related vendor financing arrangements, favorably impacting our net cash used in investing activities for the equivalent amount. This represented a decline of 60% year-on-year versus Q1 2020. Please refer to Section 2.5 - *Capital expenditures* for a reconciliation between accrued capital expenditures and cash capital expenditures.

NET CASH USED IN FINANCING ACTIVITIES For the three months ended March 31, 2021, the net cash used in financing activities was €35.9 million compared to €129.0 million in Q1 2020. The net cash used in financing activities for the three months ended March 31, 2021 included a net cash outflow of €10.6 million related to loan repayments and scheduled repayments of our short-term vendor financing commitments. The remainder of the net cash used in financing activities primarily consisted of finance lease repayments and other financial payments. ADJUSTED FREE CASH FLOW For the three months ended March 31, 2021, we generated Adjusted Free Cash Flow of €124.0 million compared to €83.4 million in the same period of last year. Relative to Q1 2020, our Adjusted Free Cash Flow increased 49%, driven by robust growth in our Operating Free Cash Flow as mentioned above, and included a €1.7 million positive contribution from our vendor financing program. Given the anticipated reversed trend in our Operating Free Cash Flow in the second quarter and our annual cash tax payment in Q2 2021 (versus Q3 last year), we expect a lower Adjusted Free Cash Flow result in the second quarter, yet fully embedded in our FY 2021 guidance. 2.8 Debt profile, cash balance and net leverage ratio DEBT PROFILE At March 31, 2021, we carried a total debt balance (including accrued interest) of €5,488.3 million, of which €1,391.1 million principal amount is related to the € and USD-denominated Senior Secured Fixed Rate Notes due March 2028 and €3,063.2 million principal amount is owed under our 2020 Amended Senior Credit Facility with maturities ranging from April 2028 through April 2029. Our total debt balance at March 31, 2021 also included a principal amount of €352.7 million related to our vendor financing program, while the remainder primarily represents lease obligations associated with the Interkabel Acquisition and other leases. At March 31, 2021, we carried €352.7 million of short-term debt related to our vendor financing program, all of which is maturing within less than twelve months. This represented a modest increase of €1.7 million versus December 31, 2020 and favorably impacted our Adjusted Free Cash Flow by the same amount. For the full year 2021, we continue to anticipate a broadly stable evolution from December 31, 2020 as embedded in our FY 2021 Adjusted Free Cash Flow outlook. As of end-October 2020, the applicable margin on our future short-dated commitments under the vendor financing program has been reduced by another 15 basis points to 1.95% over EURIBOR floored at 0%. This reduced interest cost comes on top of an equivalent 15 basis points margin reduction in February 2020. Given the aforementioned size of the program, this will have a modest accretive impact on our Adjusted Free Cash Flow in 2021 and beyond. We didn't transact any refinancings or debt amortizations in the first quarter, while substantially all of our floating interest rate risk and foreign exchange currency risk have been hedged until the maturity of such debt instruments through a series of derivatives, improving the visibility on our future Adjusted Free Cash Flow. Excluding short-term liabilities related to our vendor financing program, we face no debt maturities prior to March 2028 with a weighted average maturity of approximately 7.3 years at March 31, 2021. In addition, we also had full access to €555.0 million of undrawn commitments under our revolving credit facilities at March 31, 2021, with certain availabilities up to September 2026. TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 17

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 18

DEBT OVERVIEW AND PAYMENT SCHEDULES

The table below provides an overview of the principal amounts under our main debt instruments and payment schedule at March 31, 2021.

Exhibit 4: Debt maturity table as of March 31, 2021 (unaudited)

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	March 31, 2021 (€ in millions)					
2020 Amended Senior Credit Facility						
Term Loan AR	1,953.2	1,953.2	—	April 30, 2028	Floating | 6-month LIBOR (0% floor) + 2.00%	Monthly
Term Loan AQ	1,110.0	1,110.0	—	April 30, 2029	Floating | 6-month EURIBOR (0% floor) + 2.25%	Semi-annual (Jan. and July)
Revolving Credit Facility I	510.0	—	510.0	May 31, 2026	Floating | 6-month EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)
Senior Secured Fixed Rate Notes						
€600 million Senior Secured Notes due 2028 (Facility AK)	540.0	540.0	—	March 1, 2028	Fixed | 3.50%	Semi-annual (Jan. and July)
USD 1.0 billion Senior Secured Notes due 2028 (Facility AJ)	851.1	851.1	—	March 1, 2028	Fixed | 5.50%	Semi-annual (Jan. and July)
Other						
Revolving Credit Facility	20.0	—	20.0	September 30, 2026	Floating | 1-month EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)
Overdraft Facility	25.0	—	25.0	March 31, 2022	Floating | 1-month EURIBOR (0% floor) + 1.60%	Quarterly (commitment fees only)
Total notional amount	**5,009.3**	**4,454.3**	**555.0**			

Note: In the table above, Telenet's USD-denominated debt has been converted into € using the March 31, 2021 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the €-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the €-equivalent hedged amounts given the underlying economic risk exposure.

CASH BALANCE AND AVAILABILITY OF FUNDS

At March 31, 2021, we held €200.0 million of cash and cash equivalents compared to €82.0 million at December 31, 2020. In order to minimize the concentration of counterparty risk, our cash equivalents and AAA-rated money market funds are placed with highly rated European and US financial institutions and we strive to invest at least 75% of our cash and cash equivalents in AAA-rated money market funds. In addition to our available cash balance, we also had full access to €555.0 million of available commitments under our 2020 Amended Senior Credit Facility and our other revolving credit facilities, subject to compliance with the covenants mentioned below.

Relative to December 31, 2020, our cash balance at March 31, 2021 increased substantially by €118.0 million driven by the robust Adjusted Free Cash Flow we generated in the first quarter of 2021. Relative to March 31, 2021, we expect our cash balance to materially decrease in the second quarter as (i) we settled our annual cash tax payment in early April (as opposed to Q3 last year), (ii) will return a €1.3750 gross dividend per share to shareholders in early May as approved yesterday by the AGM and (iii) we plan to close the Ads & Data and Caviar investment partnerships in Q2 2021.

NET LEVERAGE RATIO At the occasion of the December 2018 Capital Markets Day - and as updated at the end of October last year when we tightened our shareholder remuneration policy - we reconfirmed our leverage framework, maintained at 3.5x to 4.5x Net Total Debt to Consolidated Annualized Adjusted EBITDA ("net total leverage"). In absence of any material acquisitions and/or significant changes in our business or regulatory environment, we intend to stay around the 4.0x mid-point through an attractive and sustainable level of shareholder disbursements. This now includes a gross dividend per share floor of €2.75, representing the upper end of the previous pay-ratio between 50-70% as a percentage of our Adjusted Free Cash Flow. At March 31, 2021, our net total leverage was 4.0x, which marked a modest improvement versus the 4.1x we reported at December 31, 2020 driven by the robust Adjusted Free Cash Flow generation in the quarter. Our net covenant leverage, as calculated under the 2020 Amended Senior Credit Facility, differs from our net total leverage as it excludes (i) lease-related liabilities, (ii) any vendor financing-related short-term liabilities and includes (iii) the Credit Facility Excluded Amount (which is the greater of €400.0 million and 0.25x Consolidated Adjusted Annualized EBITDA). Our net covenant leverage reached 3.0x at March 31, 2021, which was unchanged versus the prior quarter. Our current net covenant leverage ratio is significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage. The aforementioned maintenance covenant only applies, however, in case we would draw 40% or more under our revolving credit facilities. At March 31, 2021, our revolving credit facilities were fully undrawn as mentioned above. TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 19

3 Outlook and other information 3.1 Outlook Having delivered a solid financial performance in the first quarter, we are on track to deliver against our FY 2021 objectives as presented in February 2021. This implies a return to top line growth in 2021 on a rebased basis, including a partial recovery from the COVID-19 pandemic which mainly affected our other revenue in 2020. The recovery in our other revenue will to some extent be offset by a reduction in the regulated cable access fee, which became effective as of July 1, 2020, and a continued pressure on our interconnect revenue given the switch to data messaging. Elsewhere, our rebased revenue performance will be driven by growth in our B2B business and a modest increase in our subscription revenue from customer uptiering and certain price adjustments. For the full year 2021, we continue to expect our rebased revenue to expand up to 1% compared to 2020. Given the COVID-related impact on our revenue profile in Q2 last year, we expect a strong recovery in Q2 2021 whereas Q1 still showed a modest 1% top line decline. Our rebased Adjusted EBITDA grew nearly 4% in the first quarter compared to Q1 2020. This puts us well on track to deliver a healthy increase between 1 and 2% in 2021 on a rebased basis. As mentioned earlier, we do anticipate a reversed trend in our Adjusted EBITDA in the second quarter as the prior year period reflected significantly lower programming costs, due to the accelerated write-down of broadcasting rights in Q1 2020 as a result of the global COVID-19 pandemic, as well as much lower sales and marketing expenses in Q2 2020. On a rebased basis, our Operating Free Cash Flow was up 15% in the first quarter. In line with the aforementioned phasing in our Adjusted EBITDA in Q2 2021, we expect a similar reversed trend in our Operating Free Cash Flow. As a result of the COVID-19 pandemic, our Q2 2020 accrued capital expenditures substantially decreased to around 20% of revenue. We do therefore expect much higher investments in the second quarter, relative to the prior year period, negatively impacting our Operating Free Cash Flow. For the full year 2021, we continue to expect our Operating Free Cash Flow to modestly decrease by around 1% on a rebased basis. With that, we still expect to deliver on the lower end of our 2018-2021 Operating Free Cash Flow CAGR of between 6.5% to 8.0%. Our Adjusted Free Cash Flow in the first quarter reached €124.0 million, which puts us well on track to deliver on our FY 2021 guidance despite an expected lower Adjusted Free Cash Flow performance in the second quarter as a result of both our annual cash tax payment and a lower Operating Free Cash Flow performance. Despite the anticipated modest contraction in our Operating Free Cash Flow in 2021, we are confident in our ability to generate a robust Adjusted Free Cash Flow between €420.0 and €440.0 million. Growth in our Adjusted Free Cash Flow will amongst other factors be driven by both lower cash taxes and lower cash interest expenses, while our vendor financing program is expected to remain broadly stable compared to end-2020. TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 20

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 21

Exhibit 5: Outlook

Outlook FY 2018 - 2021	FY 2018 rebased(a)	As presented on December 4, 2018	As reaffirmed on February 11, 2021
Operating Free Cash Flow CAGR (rebased)(b, c)	€674.7 million	Between 6.5% - 8.0%	Lower end of the 6.5% - 8.0% range

Outlook FY 2021	FY 2020 Rebased(a)	As presented on February 11, 2021
Revenue growth (rebased)(d)	€2,573.2 million	Up to 1%
Adjusted EBITDA growth (rebased)(b)	€1,346.5 million	Between 1-2%
Operating Free Cash Flow growth (rebased)(b, c)	€825.8 million	Around -1%
Adjusted Free Cash Flow(b, e)	-	€420.0 - 440.0 million

(a) For purposes of calculating rebased growth rates on a comparable basis for the periods shown above, we have adjusted our historical revenue and Adjusted EBITDA to reflect the impact of the following transactions to the same extent revenue and adjusted EBITDA related to these transactions is included in our current results: (i) exclude the revenue and Adjusted EBITDA of our former Luxembourg cable subsidiary Coditel S.à r.l. (deconsolidated as of April 1, 2020) and (ii) reflect changes related to the IFRS accounting outcome of certain content rights agreements entered into during the third quarter of 2020.

(b) Quantitative reconciliations to net profit (including net profit growth rates) and cash flows from operating activities for our Adjusted EBITDA, Operating Free Cash Flow and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.

(c) Excluding the recognition of the capitalized football broadcasting rights and mobile spectrum licenses and excluding the impact from certain lease-related capital additions on our accrued capital expenditures.

(d) Relative to our reported revenue for the full year 2020, our revenue growth for the full year 2021 would be equivalent to up to 1%.

(e) Assuming certain payments are made for the temporary prolongation of our current 2G and 3G mobile spectrum licenses in 2021, yet excluding payments on any future spectrum licenses as part of the upcoming multiband auction, and assuming the tax payment on our 2020 tax return will not occur until early 2022.

3.2 Shareholder remuneration

Consistent execution against the December 2018 Capital Markets Day shareholder remuneration policy

At the occasion of the December 2018 Capital Markets Day, we reconfirmed our leverage framework, maintained at 3.5x to 4.5x Net Total Debt to Consolidated Annualized Adjusted EBITDA ("net total leverage"). In the absence of any material acquisitions and/or significant changes in our business or regulatory environment, we intended to stay around the 4.0x mid-point through an attractive and sustainable level of shareholder disbursements. As part of our capital allocation framework, we aimed to distribute between 50% and 70% of the prior year Adjusted Free Cash Flow to shareholders through intermediate and final dividends. Within the boundaries of the aforementioned net total leverage framework, and in absence of any of the above factors, the remaining part of our Adjusted Free Cash Flow could be considered for incremental share buy-backs, extraordinary dividends, deleveraging, accretive acquisitions or a combination thereof.

In both 2019 and the first half of 2020, we consistently delivered against the aforementioned shareholder remuneration policy, returning a total gross dividend of €1.8750 per share to shareholders. This consisted of a €0.57 gross intermediate dividend per share in December 2019 and a gross €1.3050 dividend per share in May 2020. Totaling €205.1 million in aggregate, this represented approximately 53% as calculated as a percentage of our FY 2019 Adjusted Free Cash Flow. In addition, we repurchased 1.1 million shares as part of the Share Repurchase Program 2020 for an aggregate amount of €34.4 million.

Updated policy with a gross dividend per share floor of €2.75, balancing attractive shareholder distributions and optionality for future value-accretive M&A opportunities

Considering the robust underlying Adjusted Free Cash Flow conversion and the healthy Operating Free Cash Flow outlook for both FY 2020 and the 3-year period over 2018-2021, the board of directors decided at the end of October 2020 to firm up the existing shareholder remuneration policy. Our new policy balances attractive shareholder distributions with optionality for value-accretive M&A opportunities in the future. While the 4.0x net total leverage target has been reaffirmed in the absence of any material acquisitions and/or significant changes in our business or regulatory environment, the board of directors introduced a dividend floor of €2.75 per share (gross) going forward. This dividend floor assumes no significant changes in our business or regulatory environment and replaces the previously communicated 50-70% pay-out range. With that, the board of directors intends to commit a larger share of the Adjusted Free Cash Flow towards recurring dividends. The remainder of our Adjusted Free Cash Flow may still be considered for accretive acquisitions, extraordinary dividends, incremental share buy-backs, deleveraging or a combination thereof. The April 2021 AGM approved the payment of a gross dividend of €1.3750 per share, to be paid in early May In December 2020, we paid a gross intermediate dividend of €1.3750 per share (€150.0 million in aggregate), representing half of the aforementioned dividend floor. Yesterday, shareholders approved the payment of the remaining gross dividend of €1.3750 per share (€150.2 million in total1). The dividend will be paid on May 5, 2021 with the Telenet shares trading ex-dividend on Euronext Brussels as of May 3, 2021. Including the payment of this dividend, the total gross dividend paid equals €2.75 per share, or €300.2 million in aggregate, up 47% versus the dividend per share paid over the FY 2019 Adjusted Free Cash Flow. With that, we continue to execute on our anticipated shareholder remuneration timeline including the aforementioned dividend floor. 1 Based on 109,243,261 dividend-entitled shares outstanding at the date of this release 3.3 Subsequent events Successful closing of the Ads & Data partnership, creating a new national advertising sales house In April 2021, we successfully closed the Ads & Data partnership, which we announced in December last year. This unique partnership of local media players created a new national advertising sales house, aiming to provide advertisers with the most creative and efficient solutions to reach their customers, across media types and platforms. Ads & Data is a joint venture between Mediahuis (44.4%), Telenet/SBS (44,4%) and Proximus/Skynet (11.2%) and consists of the commercial teams of Mediahuis, SBS and Pebble Media. Given Telenet's 44.4% ownership level, the financial results of this partnership won't be consolidated into Telenet's financial accounts. Acquisition of a 49% stake in Caviar Group, an international content studio active in TV content production In April 2021, Telenet announced the acquisition of a 49% stake in Caviar Group. The remaining shares remain with Caviar Group's current stakeholders Bert Hamelinck (CEO Caviar and responsible for fiction), Matthias Coppens (responsible for TV division Roses Are Blue) and Michael Sagol (Chief Talent Officer and responsible for international branded content). The agreement does not need to be submitted to the competition authorities and is expected to be finalized on 1 May. Caviar started as a Flemish production house but grew into an international content studio active in producing TV content, fiction and advertising campaigns. Following the growth of the SBS channels and the creative success story of Woestijnvis - both full subsidiaries of Telenet - Telenet thus continues to strengthen the Flemish ecosystem with innovative partnerships. The participation in Streamz (for 50%, with DPG Media) and the new national advertising company Ads & Data (for 44%, with Mediahuis and Proximus) are also part of Telenet’s long-term strategy to develop more structural partnerships within the Flemish media sector. The April 2021 AGM approved the payment of a gross dividend of €1.3750 per share, to be paid in early May Yesterday, shareholders approved the payment of the remaining gross dividend of €1.3750 per share (€150.2 million in total, based on 109,243,261 dividend-entitled shares outstanding at the date of this release). The dividend will be paid on May 5, 2021 with the Telenet shares trading ex-dividend on Euronext Brussels as of May 3, 2021. Including the payment of this dividend, the total gross dividend paid equals €2.75 per share, or €300.2 million in aggregate, up 47% versus the dividend per share paid over the FY 2019 Adjusted Free TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 22

Cash Flow. With that, we continue to execute on our anticipated shareholder remuneration timeline including the aforementioned dividend floor. Re-appointment of Mr. John Porter as director of the Company for a 4-year term Yesterday, shareholders approved the re-appointment of Mr. John Porter as director of the Company, for a term of 4 years, with immediate effect and until the closing of the general shareholders’ meeting of 2025 which will be held to deliberate on the financial statements of the financial year ended on December 31, 2024. TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 23

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 24

4 Telenet Group Holding NV – Consolidated interim operating statistics

As of and for the three months ended March 31,	2021	2020	Change %
Total Services - Combined Network			
Homes passed (13)	3,381,300	3,394,200	— %
Video			
Basic video (6)	110,500	147,400	(25) %
Enhanced video (7)	1,688,500	1,704,600	(1) %
Total video	**1,799,000**	**1,852,000**	**(3)%**
Internet			
Residential broadband internet	1,468,800	1,449,900	1 %
Business broadband internet	237,300	222,600	7 %
Total broadband internet (8)	**1,706,100**	**1,672,500**	**2 %**
Fixed-line telephony			
Residential fixed-line telephony	1,021,300	1,068,500	(4) %
Business fixed-line telephony	139,700	137,800	1 %
Total fixed-line telephony (9)	**1,161,000**	**1,206,300**	**(4)%**
Total RGUs (14)	**4,666,100**	**4,730,800**	**(1)%**
Churn (15)			
Video	9.1 %	9.3 %	
Broadband internet	8.0 %	8.3 %	
Fixed-line telephony	9.4 %	9.6 %	
Customer relationship information			
Triple-play customers	1,070,900	1,106,800	(3) %
Total customer relationships (11)	2,043,600	2,064,600	(1) %
Services per customer relationship (11)	2.28	2.29	— %
ARPU per customer relationship (in € / month) (11) (12)	59.8	58.3	3 %

As of and for the three months ended March 31,	2021	2020	Change %
Mobile statistics			
Mobile telephony			
Postpaid subscribers	2,441,600	2,387,600	2 %
Prepaid subscribers	356,600	427,200	(17) %
Total mobile subscribers (10)	**2,798,200**	**2,814,800**	**(1)%**

Note: On April 1, 2020, we divested our wholly-owned Luxembourg cable subsidiary Coditel S.à r.l. to Eltrona and acquired a 34% stake in the latter from Post Luxembourg. Following both transactions, we now hold a 50% minus 1 share ownership in Eltrona, which is the largest cable operator in Luxembourg. As of April 1, 2020, SFR-Coditel is no longer consolidated in our operational results. Consequently, we removed 47,700 homes passed, 9,500 customer relationships and 18,500 RGUs (video: 9,200 RGUs, broadband: 5,500 RGUs and fixed-line telephony: 3,800 RGUs) from our consolidated subscriber counts.

5 Telenet Group Holding NV – Selected EU IFRS condensed consolidated interim financial statements 5.1 EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited) (€ in millions, except shares and per share amounts) For the three months ended March 31, 2021 2020 Change % Profit for the period Revenue 645.9 653.0 (1) % Expenses Cost of services provided (323.0) (369.1) (12) % Gross profit 322.9 283.9 14 % Selling, general & administrative expenses (169.1) (130.7) 29 % Operating profit 153.8 153.2 — % Finance income 155.5 152.0 2 % Net interest income and foreign exchange gain 0.3 0.1 200 % Net gain on derivative financial instruments 155.2 151.9 2 % Finance expenses (157.4) (146.2) 8 % Net interest expense, foreign exchange loss and other finance expenses (157.4) (128.2) 23 % Net loss on extinguishment of debt — (18.0) (100) % Net finance income (expense) (1.9) 5.8 N.M. Share of the result of equity accounted investees (0.9) 0.4 N.M. Profit before income tax 151.0 159.4 (5) % Income tax expense (38.5) (6.2) 521 % Profit for the period 112.5 153.2 (27) % Other comprehensive income (loss) for the period, net of income tax Items that will not be reclassified to profit or loss Remeasurements of defined benefit liability/(asset), net of tax — — —% Equity-accounted investees - share of Other comprehensive income (loss), net of income tax — — —% Other comprehensive income for the period, net of income tax — — —% Total comprehensive income for the period 112.5 153.2 (27) % Profit attributable to: 112.5 153.2 (27) % Owners of the Company 112.7 153.3 (26) % Non-controlling interests (0.2) (0.1) 100 % Total comprehensive income for the period, attributable to: 112.5 153.2 (27) % Owners of the Company 112.7 153.3 (26) % Non-controlling interests (0.2) (0.1) 100 % TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 25

(€ in millions, except shares and per share amounts) For the three months ended March 31, 2021 2020 Change % Weighted average shares outstanding 109,242,990 110,052,569 Basic earnings per share 1.03 1.39 (26) % Diluted earnings per share 1.03 1.39 (26) % Revenue by Nature Subscription revenue: Video 142.7 144.4 (1) % Broadband internet 168.4 160.2 5 % Fixed-line telephony 55.3 56.8 (3) % Cable subscription revenue 366.4 361.4 1 % Mobile telephony 111.7 113.6 (2) % Total subscription revenue 478.1 475.0 1 % Business services 51.3 50.0 3 % Other 116.5 128.0 (9) % Total Revenue 645.9 653.0 (1) % Expenses by Nature Network operating expenses (57.7) (54.3) 6 % Direct costs (programming, copyrights, interconnect and other) (128.6) (130.3) (1) % Staff-related expenses (71.2) (68.7) 4 % Sales and marketing expenses (19.3) (21.2) (9) % Outsourced labor and professional services (7.1) (9.5) (25) % Other indirect expenses (27.8) (23.4) 19 % Restructuring charges (0.5) (1.0) (50) % Measurement period adjustments related to business acquisitions 2.0 — 100% Operating charges related to acquisitions or divestitures (2.6) (1.1) 136 % Share-based payments granted to directors and employees (3.9) (1.8) 117 % Depreciation (104.3) (100.7) 4 % Amortization (51.7) (45.8) 13 % Amortization of broadcasting rights (20.1) (39.6) (49) % Impairment of long-lived assets - Intangible assets and goodwill — (2.8) (100) % Gain (loss) on disposal of assets 0.8 2.1 (62) % Impairment of long-lived assets - Property and equipment (0.1) (1.7) (94) % Total Expenses (492.1) (499.8) (2) % N.M. - Not Meaningful TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 26

5.2 EU IFRS condensed consolidated interim statement of cash flows (unaudited) (€ in millions) For the three months ended March 31, 2021 2020 Change % Cash flows from operating activities Profit for the period 112.5 153.2 (27) % Depreciation, amortization, impairment and restructuring charges 175.9 189.5 (7) % Working capital changes and other non cash items 28.2 32.0 (12) % Income tax expense 38.5 6.2 521 % Net interest expense, foreign exchange loss and other finance expenses 157.1 128.1 23 % Net loss (gain) on derivative financial instruments (155.2) (151.9) 2 % Loss (gain) on extinguishment of debt – 18.0 100% Cash interest expenses and cash derivatives (82.6) (92.3) (11) % Income taxes paid (0.4) (0.3) 33 % Net cash from operating activities 274.0 282.5 (3) % Cash flows from investing activities Purchases of property and equipment (74.3) (71.5) 4 % Purchases of intangibles (45.1) (46.0) (2) % Acquisitions of and loans to equity accounted investees (1.0) (0.2) 400 % Proceeds from sale of property and equipment 0.3 0.3 — % Net cash used in investing activities (120.1) (117.4) 2 % Cash flows from financing activities Repayments of loans and borrowings (113.2) (137.5) (18) % Proceeds from loans and borrowings 102.6 81.8 25 % Repurchase of own shares — (29.0) (100) % Payments for debt issuance costs — (10.6) (100) % Other financing activities (incl. leases) (25.3) (33.7) (25) % Net cash used in financing activities (35.9) (129.0) (72) % Net increase (decrease) in cash and cash equivalents Cash at beginning of period 82.0 101.4 (19) % Cash at end of period 200.0 137.5 45 % Net cash generated (used) 118.0 36.1 227 % TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 27

(€ in millions) For the three months ended March 31, 2021 2020 Change % Adjusted Free Cash Flow Net cash from operating activities 274.0 282.5 (3) % Cash payments for direct acquisition and divestiture costs 1.5 0.2 650 % Expenses financed by an intermediary 102.5 81.8 25 % Purchases of property and equipment (74.3) (71.5) 4 % Purchases of intangibles (45.1) (46.0) (2) % Principal payments for mobile spectrum licenses — — —% Principal payments on amounts financed by vendors and intermediaries (112.6) (136.5) (18) % Principal payments on leases (excluding network-related leases assumed in acquisitions) (14.4) (13.1) 10 % Principal payments on post acquisition additions to network leases (7.6) (14.0) (46) % Adjusted Free Cash Flow 124.0 83.4 49 % N.M. - Not Meaningful TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 28

5.3 EU IFRS condensed consolidated interim statement of financial position (unaudited) (€ in millions) March 31, December 31, Change 2021 2020 ASSETS Non-current Assets: Property and equipment 2,245.9 2,288.0 (42.1) Goodwill 1,824.5 1,824.5 — Other intangible assets 705.4 693.6 11.8 Deferred tax assets 199.0 214.7 (15.7) Investments in and loans to equity accounted investees 111.9 111.7 0.2 Other investments 5.7 5.7 — Derivative financial instruments 23.0 58.6 (35.6) Other assets 31.5 33.6 (2.1) Total non-current assets 5,146.9 5,230.4 (83.5) Current Assets: Inventories 24.3 27.3 (3.0) Trade receivables 186.1 187.2 (1.1) Other current assets 153.8 126.1 27.7 Cash and cash equivalents 200.0 82.0 118.0 Derivative financial instruments 31.1 48.1 (17.0) 595.3 470.7 124.6 Assets held for sale 0.3 0.3 — Total current assets 595.6 471.0 124.6 TOTAL ASSETS 5,742.5 5,701.4 41.1 TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 29

(€ in millions) March 31, December 31, Change 2021 2020 EQUITY AND LIABILITIES Equity: Share capital 12.8 12.8 — Share premium 80.7 80.7 — Other reserves 688.5 686.3 2.2 Retained loss (2,137.2) (2,249.9) 112.7 Remeasurements (12.3) (12.3) — Total equity attributable to owners of the Company (1,367.5) (1,482.4) 114.9 Non-controlling interests 28.2 28.4 (0.2) Total equity (1,339.3) (1,454.0) 114.7 Non-current Liabilities: Loans and borrowings 5,008.6 4,918.3 90.3 Derivative financial instruments 297.1 508.0 (210.9) Deferred revenue 3.3 3.6 (0.3) Deferred tax liabilities 124.9 124.7 0.2 Other non-current liabilities 52.8 56.2 (3.4) Provisions 10.1 12.2 (2.1) Total non-current liabilities 5,496.8 5,623.0 (126.2) Current Liabilities: Loans and borrowings 479.7 499.6 (19.9) Trade payables 204.7 174.9 29.8 Accrued expenses and other current liabilities 420.2 399.5 20.7 Provisions 92.3 83.6 8.7 Deferred revenue 129.5 122.8 6.7 Derivative financial instruments 50.1 65.6 (15.5) Current tax liability 207.1 184.6 22.5 1,583.6 1,530.6 53.0 Liabilities directly associated with the assets held for sale 1.4 1.8 (0.4) Total current liabilities 1,585.0 1,532.4 52.6 Total liabilities 7,081.8 7,155.4 (73.6) TOTAL EQUITY AND LIABILITIES 5,742.5 5,701.4 41.1 TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 30

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 31

6 Appendix

6.1 Reconciliation reported versus rebased financial information (unaudited)

(€ in millions)	Reported				
	Q1 2020	Q2 2020	Q3 2020	Q4 2020	FY 2020
Revenue by nature					
Video	144.4	139.6	136.6	138.4	559.0
Broadband internet	160.2	163.3	164.9	166.5	654.9
Fixed-line telephony	56.8	57.0	56.2	55.2	225.2
Cable subscription revenue	**361.4**	**359.9**	**357.7**	**360.1**	**1,439.1**
Mobile telephony	113.6	109.4	114.8	113.4	451.2
Total subscription revenue	**475.0**	**469.3**	**472.5**	**473.5**	**1,890.3**
Business services	50.0	48.3	50.8	58.6	207.7
Other	128.0	101.6	114.6	133.0	477.2
Total Revenue	**653.0**	**619.2**	**637.9**	**665.1**	**2,575.2**
Operating expenses by Nature					
Network operating expenses	(54.3)	(46.4)	(49.1)	(48.4)	(198.2)
Direct costs (programming, copyrights, interconnect and other)	(130.3)	(112.2)	(127.0)	(144.9)	(514.4)
Staff-related expenses	(68.7)	(64.5)	(64.7)	(73.2)	(271.1)
Sales and marketing expenses	(21.2)	(18.8)	(23.2)	(32.4)	(95.6)
Outsourced labor and professional services	(9.5)	(4.8)	(6.8)	(7.3)	(28.4)
Other indirect expenses	(23.4)	(20.1)	(24.0)	(22.0)	(89.5)
Total operating expenses	**(307.4)**	**(266.8)**	**(294.8)**	**(328.2)**	**(1,197.2)**
Adjusted EBITDA	**345.6**	**352.4**	**343.1**	**336.9**	**1,378.0**
Adjusted EBITDA margin	***52.9 %***	***56.9 %***	***53.8 %***	***50.7 %***	***53.5 %***

(€ in millions) Divestment Coditel S.à r.l. and changes related to the IFRS accounting outcome of certain content rights agreements Q1 2020 Q2 2020 Q3 2020 Q4 2020 FY 2020 Revenue by nature Video (1.2) — — — (1.2) Broadband internet (0.2) — — — (0.2) Fixed-line telephony (0.2) — — — (0.2) Cable subscription revenue (1.6) — — — (1.6) Mobile telephony — — — — — Total subscription revenue (1.6) — — — (1.6) Business services (0.4) — — — (0.4) Other — — — — — Total Revenue (2.0) — — — (2.0) Operating expenses by Nature Network operating expenses (0.5) — — — (0.5) Direct costs (programming, copyrights, interconnect and other) (22.7) (5.5) (3.2) — (31.4) Staff-related expenses 0.5 0.3 0.2 — 1.0 Sales and marketing expenses 1.1 0.3 0.2 — 1.6 Outsourced labor and professional services — — — — — Other indirect expenses (0.2) — — — (0.2) Total operating expenses (21.8) (4.9) (2.8) — (29.5) Adjusted EBITDA (23.8) (4.9) (2.8) — (31.5) TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 32

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 33

(€ in millions)	Rebased				
	Q1 2020	Q2 2020	Q3 2020	Q4 2020	FY 2020
Revenue by nature					
Video	143.2	139.6	136.6	138.4	557.8
Broadband internet	160.0	163.3	164.9	166.5	654.7
Fixed-line telephony	56.6	57.0	56.2	55.2	225.0
Cable subscription revenue	359.8	359.9	357.7	360.1	1,437.5
Mobile telephony	113.6	109.4	114.8	113.4	451.2
Total subscription revenue	473.4	469.3	472.5	473.5	1,888.7
Business services	49.6	48.3	50.8	58.6	207.3
Other	128.0	101.6	114.6	133.0	477.2
Total Revenue	**651.0**	**619.2**	**637.9**	**665.1**	**2,573.2**
Operating expenses by Nature					
Network operating expenses	(54.8)	(46.4)	(49.1)	(48.4)	(198.7)
Direct costs (programming, copyrights, interconnect and other)	(153.0)	(117.7)	(130.2)	(144.9)	(545.8)
Staff-related expenses	(68.2)	(64.2)	(64.5)	(73.2)	(270.1)
Sales and marketing expenses	(20.1)	(18.5)	(23.0)	(32.4)	(94.0)
Outsourced labor and professional services	(9.5)	(4.8)	(6.8)	(7.3)	(28.4)
Other indirect expenses	(23.6)	(20.1)	(24.0)	(22.0)	(89.7)
Total operating expenses	**(329.2)**	**(271.7)**	**(297.6)**	**(328.2)**	**(1,226.7)**
Adjusted EBITDA	**321.8**	**347.5**	**340.3**	**336.9**	**1,346.5**
Adjusted EBITDA margin	***49.4 %***	***56.1 %***	***53.3 %***	***50.7 %***	***52.3 %***

Rebased information: For purposes of calculating rebased growth rates on a comparable basis for the periods shown above, we have adjusted our historical revenue and Adjusted EBITDA to reflect the impact of the following transactions, to the same extent revenue and adjusted EBITDA related to these transactions is included in our current results: (i) exclude the revenue and Adjusted EBITDA of our former Luxembourg cable subsidiary Coditel S.à r.l. (deconsolidated as of April 1, 2020) and (ii) reflect changes related to the IFRS accounting outcome of certain content rights agreements entered into during the third quarter of 2020. We reflect the revenue and Adjusted EBITDA of acquired businesses in our historical amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between our accounting policies and those of the acquired entities, (b) any significant effects of acquisition accounting adjustments, and (c) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. Rebased growth is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company's underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 34

6.2 Reconciliation between profit for the period and Consolidated Annualized EBITDA (unaudited)

Net total leverage, which is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G, is defined as the sum of loans and borrowings under current and non-current liabilities minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDA. In its statement of financial position, Telenet's USD-denominated debt has been converted into € using the March 31, 2021 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the €-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the €-equivalent hedged amounts given the underlying economic risk exposure.

The following table provides a reconciliation of the Last Two Quarter's Annualized (L2QA) Profit for the period to L2QA Adjusted EBITDA.

(€ in millions)	For the three months ended		For the six months ended	Last two quarters' annualized
	December 31, 2020	March 31, 2021	March 31, 2021	March 31, 2021
Profit for the period	**40.4**	**112.5**	**152.9**	**305.8**
Income tax expense	7.2	38.5	45.7	91.4
Share of the result of equity accounted investees	(1.4)	0.9	(0.5)	(1.0)
Loss (gain) on disposal of assets/liabilities related to a subsidiary or a joint venture	1.0	—	1.0	2.0
Net finance expense (income)	79.8	1.9	81.7	163.4
Depreciation, amortization, impairment and gain on disposal of assets	196.5	175.4	371.9	743.8
EBITDA	**323.5**	**329.2**	**652.7**	**1,305.4**
Share based compensation	11.0	3.9	14.9	29.8
Operating charges related to acquisitions or divestitures	2.2	2.6	4.8	9.6
Restructuring charges	0.2	0.5	0.7	1.4
Adjusted EBITDA	**336.9**	**334.2**	**671.1**	**1,342.2**
Adjusted EBITDA margin	50.7 %	51.7 %	51.2 %	51.2 %
Net profit margin	6.1 %	17.4 %	11.7 %	11.7 %

6.3 Definitions (1) Rebased information: For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to reflect the impact of the following transactions, to the same extent revenue and adjusted EBITDA related to these transactions is included in our current results: (i) exclude the revenue and Adjusted EBITDA of our former Luxembourg cable subsidiary Coditel S.à r.l. (deconsolidated as of April 1, 2020) and (ii) reflect changes related to the IFRS accounting outcome of certain content rights agreements entered into during the third quarter of 2020. We reflect the revenue and Adjusted EBITDA of acquired businesses in our historical amounts based on what we believe to be the most reliable information that is currently available to us (generally pre- acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between our accounting policies and those of the acquired entities, (b) any significant effects of acquisition accounting adjustments, and (c) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. Rebased growth is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. (2) EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation, measurement period adjustments related to business acquisitions and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G and represents an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 14. (3) Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis. (4) Operating Free Cash Flow (“OFCF”) is defined as Adjusted EBITDA minus accrued capital expenditures as reported in the Company’s consolidated financial statements. Accrued capital expenditures exclude the recognition of football broadcasting rights and mobile spectrum licenses. Operating Free Cash Flow is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G and represents an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. (5) Adjusted Free Cash Flow is defined as net cash provided by the Company’s operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles as reported in the Company's consolidated statement of cash flows, (ii) principal payments on amounts financed by vendors and intermediaries, (iii) principal payments on leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Adjusted Free Cash Flow is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. (6) Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that Telenet uses to provide its enhanced service offerings. Telenet counts Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to Telenet's video service at each home is counted as two RGUs. TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 35

(7) Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives Telenet's video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As Telenet migrates customers from basic to enhanced video services, Telenet reports a decrease in its Basic Video Subscribers equal to the increase in Telenet's Enhanced Video Subscribers. (8) Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network. (9) Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed- line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers. (10) Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period. (11) Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships. (12) Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. (13) Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. (14) RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts. (15) Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation. (16) Telenet's ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Telenet's ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period. (17) Net total leverage is defined as the sum of loans and borrowings under current and non-current liabilities minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDA. In its statement of financial position, Telenet's USD- denominated debt has been converted into € using the March 31, 2021 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the €-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the €- equivalent hedged amounts given the underlying economic risk exposure. Net total leverage is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G. TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 36

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2021 - 37

(18) **Net covenant leverage** is calculated as per the 2020 Amended Senior Credit Facility definition, using Net Total Debt (using the €-equivalent hedged amounts for its USD-denominated debt as highlighted above), excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities, (v) any vendor financing-related liabilities, and including (vi) the Credit Facility Excluded Amount (which is the greater of (a) €400.0 million and (b) 0.25x Consolidated Annualized Adjusted EBITDA), divided by last two quarters' Consolidated Annualized Adjusted EBITDA.

Investor & Analyst call – Telenet will host a video webcast and conference call for institutional investors and analysts on April 29, 2021 at 3:00pm CET, For details and webcast links, please visit: https://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Bart Boone	bart.boone@telenetgroup.be	Phone: +32 15 333 738
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006

About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussels under ticker symbol TNET. For more information, visit www.telenet.be. Liberty Global - one of the world's leading converged video, broadband and communications companies, innovating and empowering people in six countries across Europe to make the most of the digital revolution – owns a direct stake of 58.3% in Telenet Group Holding NV (excluding any treasury shares held by the latter from time to time).

Additional Information – Additional information on Telenet and its products can be obtained from the Company's website https://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company's Consolidated Annual Report 2020 as well as unaudited condensed consolidated financial statements and presentations related to the financial results for the three months ended March 31, 2021 have been made available on the investor relations pages of the Company's website (https://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute "forward-looking statements" as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects; strategies; product, network and technology launches and expansion and the anticipated impact of acquisitions on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; the potential adverse impact of the recent outbreak of the novel cornoavirus (COVID-19) pandemic, our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2020 have been prepared in accordance with EU IFRS unless otherwise stated and are available on the Company's website.

Non-GAAP measures –Adjusted EBITDA, Operating Free Cash Flow, Adjusted Free Cash Flow and net total leverage are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission's Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (https://www.libertyglobal.com). Liberty Global plc is the Company's controlling shareholder.

This document has been released on April 29, 2021 at 7:00am CET